Press Release Exhibit 99.2
Acuity Brands Announces Election of
Michael J. Bender to the Board of Directors

Atlanta, Sept. 29, 2022 (GLOBE NEWSWIRE) -- ATLANTA, September 29, 2022 – Acuity Brands, Inc. (NYSE: AYI) (the “Company”) announced today that, effective September 29, 2022, the Board of Directors (the “Board”) approved an increase in the size of the Board from 11 to 12 members and elected Michael J. Bender as an Independent Director. Mr. Bender will serve on the Audit and Governance Committees. He will serve for a term that will expire at the Company’s next annual meeting of stockholders.

Mr. Bender most recently served as President and Chief Executive Officer of Eyemart Express, LLC, an optical retailer. He is a seasoned executive and leader with extensive experience operating businesses at scale in the retail, integrated healthcare, real estate, e-commerce and global food and beverage industries. Mr. Bender serves on the Board of Directors of Kohl’s Corporation and is a former Board Director at Ryman Hospitality Properties, Inc. (a real-estate investment trust).

Neil M. Ashe, Chairman, President, and Chief Executive Officer, commented, “We are pleased that Michael has agreed to join our Board. He brings lived and demonstrated domain expertise helping companies adapt while using technology to drive business transformation. We look forward to having his expertise on our Board during this important phase in the growth of our Company.”

“I am honored to join the Acuity Brands Board of Directors during this exciting phase of the Company’s transformation. I look forward to working with the members of our Board and the seasoned management team to help advance the growth of the Company,” said Michael J. Bender.

About Acuity Brands

Acuity Brands, Inc. (NYSE: AYI) is a market-leading industrial technology company. We use technology to solve problems in spaces and light. Through our two business segments, Acuity Brands Lighting and Lighting Controls (“ABL”) and the Intelligent Spaces Group (“ISG”), we design, manufacture, and bring to market products and services that make a valuable difference in people’s lives. We achieve growth through the development of innovative new products and services, including lighting, lighting controls, building management systems, and location-aware applications.

Acuity Brands, Inc. achieves customer-focused efficiencies that allow the Company to increase market share and deliver superior returns. The Company looks to aggressively deploy capital to grow the business and to enter attractive new verticals.

Acuity Brands, Inc. is based in Atlanta, Georgia, with operations across North America, Europe, and Asia. The Company is powered by approximately 13,500 dedicated and talented associates. Visit us at www.acuitybrands.com.

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Media Contact:
Candace Steele Flippin
Chief Communications Officer
candace@acuitybrands.com

Press Release Exhibit 99.2
Investor Contact:
Charlotte McLaughlin
Vice President, Investor Relations
PH: (404) 853-1456
investorrelations@acuitybrands.com